Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

TE Products Pipeline Company, Limited Partnership:

We consent to the incorporation by reference in the registration statement (No. 333-110207) on Form S-3 of TEPPCO Partners, L.P. of our report which appears in the December 31, 2004 annual report on Form 10-K of TE Products Pipeline Company, Limited Partnership dated February 24, 2005, with respect to the consolidated balance sheets of TE Products Pipeline Company, Limited Partnership as of December 31, 2004 and 2003, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2004.

KPMG LLP

Houston, Texas
March 2, 2005